                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                           CNL HOTELS & RESORTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:


          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------
     (3)  Filing Party:
          ----------------------------------------------------------------------
     (4)  Date Filed:
          ----------------------------------------------------------------------

For your convenience, vote your proxy by telephone or the Internet. And most importantly...

PLEASE VOTE!

[X]  Read the Enclosed Materials...
     Enclosed are the following materials for the CNL Hotels & Resorts, Inc. Special Meeting of Stockholders scheduled for June 20, 2006:

     * Stockholder Letter
     * Proxy Statement FAQs
     * Proxy Card
     * Postage-Paid envelope

[X]  Vote by Telephone...
     For your convenience, you may vote by telephone. Please refer to the proxy card for instructions and your control number.
     ...Or Vote over the Internet
     Open the web page: http://www.dfking.com/cnlhotels and follow the online instructions to cast your vote. Your control number is located on the proxy card.
     ...Or Complete the Proxy Card and Return by Mail
     On the proxy card, cast your vote on the proposals, sign in black or blue ink, date and return it in the postage-paid envelope provided. Please note, all parties must sign (if jointly held, each person should sign the proxy card).

[X]  For Assistance...
     If you have any questions or need assistance in completing your proxy card, please call our information agent, D.F. King & Co., Inc., toll free at
     (800)758-5880.

[X]  Please Vote...
     We encourage you to cast your vote promptly, so we can avoid additional costs soliciting your vote. If you voted by telephone or the Internet, please DO NOT mail back the proxy card.

     Thank You!

     We appreciate your participation and support. Again, please be sure to vote.
     Your vote is important!

     [CNL LOGO]
     CNL Center II at City Commons
     420 South Orange Avenue
     Suite 700
     Orlando, Florida 32801-3313

                                     [CNL LOGO]

                                                            June 9, 2006

                          SPECIAL MEETING IN TEN DAYS
                    PLEASE ACT PROMPTLY TO VOTE YOUR SHARES

DEAR STOCKHOLDER:

The Special Meeting of Stockholders of CNL Hotels & Resorts, Inc. (the "Company") scheduled for June 20, 2006, is about ten days away.

Our records indicate we still have not yet received your vote for the matters being considered at this important meeting. Please take one moment of your time to vote your shares. Your vote is very important. Telephone and internet voting options are available as described in the enclosed materials. If you have already voted, please disregard this notice and accept our thanks.

                            MATTERS BEING CONSIDERED

At the meeting, stockholders are being asked to approve the Amended Merger Proposal, the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal, as more fully described in the Proxy Statement previously mailed to you, dated May 10, 2006. The charter amendment proposals require the affirmative vote of a majority of the outstanding shares and two-thirds of the outstanding shares entitled to vote thereon, respectively, for approval by our stockholders. Accordingly, every vote is important. Your Board of Directors recommends that you vote "FOR" each of the proposals to be considered and voted on at the Special Meeting.

                                PLEASE ACT TODAY

Please vote today to ensure that your shares are represented at this important meeting. Telephone and internet voting represent prompt and cost effective ways to cast your vote. You also may mark, sign, date and promptly return the enclosed proxy card in the postage-paid return envelope provided. Your vote is very important, so please vote at your earliest convenience.

We appreciate your participation and continued support.

Sincerely,

/s/ Greerson G. McMullen
------------------------
Greerson G. McMullen
CORPORATE SECRETARY

                                   IMPORTANT

Please act today to vote your shares and save your Company additional solicitation costs. If you have any questions or need assistance, please call
D. F. King & Co., Inc., which is assisting your Company in the solicitation of proxies, toll-free, at 1-800-758-5880.

                                                                      [CNL LOGO]



                          ANSWERS TO QUESTIONS - PROXY:


QUESTION:

What am I being asked to vote on at the Special Meeting?

(Question 1: pg 1)

 Amended Merger Proposal:
(pgs 31 - 78)

Majority Vote Charter Proposal:
(pgs 79 - 87)

Two-Thirds Vote Charter Proposal:

(pgs 88 - 90)


ANSWER:

At the Special Meeting, you are being asked to consider and vote upon the following matters:

* I. The Amended Merger Proposal: the approval of the Amended Merger between us and the Advisor, whereby the Advisor will be merged with and into Acquisition Sub, pursuant to the Amended Merger Agreement and we will become self-advised;

* II. The Majority Vote Charter Amendment Proposal: the approval of an amendment and restatement of the Charter, which require the affirmative vote of holders of a majority of our outstanding common shares, to modify certain provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised; and

* III. The Two-Thirds Vote Charter Amendment Proposal: the approval of (i) other amendments and restatements of the Charter, which require the affirmative vote of the holders of at least two-thirds of our outstanding common shares, to modify certain other provisions to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal is approved and the Amended Merger is consummated, to reflect that we have become self-advised, and (ii) certain amendments to the Bylaws to reflect corresponding conforming changes to the Bylaws, some of which require the affirmative vote of the holders of a majority of our outstanding common shares. The amendments to the Bylaws will only be made if our stockholders approve the Two-Thirds Vote Charter Amendment Proposal and such amendments are implemented.

In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting or any adjournment or postponement of the Special Meeting, including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast, and, with respect to such proposals, to permit further solicitation of proxies by the Board.



QUESTION:

Why has the Amended Merger been proposed?

(Question 3: pgs 2 - 3, 14, 35 - 36, 39 - 42)


ANSWER:

Since we began operations in 1997, the Advisor has provided the management and advisory services necessary for our business. Based upon our current size, in terms of our total assets, and our portfolio of hotel and resort properties, and the resulting scope of our operations, we believe that we have achieved a sufficient critical mass to support a self-advised structure. We believe that the acquisition of the Advisor will provide us with an experienced management team with industry expertise, management capabilities and unique knowledge of our assets and development. Further, we want to retain certain key employees of the Advisor as they have been, and are expected to continue to be, instrumental in our growth and key to our relationships including those with our hotel and resort operators, lenders, and other service providers. If we consummate the Amended Merger, certain of the Advisor's officers will become our officers and its other employees at that time are expected to become our employees. We have entered into employment agreements with each of Mr. Thomas J. Hutchison III, director and Chief Executive Officer, Mr. John A. Griswold, director and President and Chief Operating Officer, Mr. C. Brian Strickland, Executive Vice President, Chief Financial Officer and Treasurer, Mr. Barry A.N. Bloom, Senior Vice President of Portfolio Management and Administration, each of which will become effective upon consummation of the Amended Merger (collectively, the "Employment Agreements"). Directly employing these individuals will also allow us to incentivize them in order to help us retain them. We believe that the Amended Merger will result in cost savings over time, including after giving effect to the compensation charge attributable to non-performance based stock grants under the Employment Agreements, as we eliminate the fees we presently pay for being externally managed and instead pay the costs and overhead attributable to having our own employees and related infrastructure, although there can be no assurances that these cost savings will be realized. Also, we believe that by issuing our common shares to stockholders of the Advisor in the Amended Merger, some of whom are key employees of the Advisor and are expected to become our employees if the Amended Merger is consummated, and in connection with the Employment Agreements, we will more directly align such stockholders' interests with those of our current stockholders.

Under the Charter, if a Listing does not occur by December 31, 2007, we are required to liquidate our assets in an orderly fashion. It is our present intention to complete a Listing on or before December 31, 2007. We believe that such a future Listing would be in the best interests of our stockholders. Although we believe that an externally-advised structure was appropriate for our initial operations, REITs whose securities are publicly traded and listed on The New York Stock Exchange, Inc. ("NYSE") are predominantly self-advised. In this regard, we believe the internalization of the Advisor in advance of any such Listing is an important step in the process of becoming Listed. In addition, completing the internalization of the Advisor in the near-term will provide us with the flexibility to complete a Listing at an appropriate time. Further, in the event our shares are Listed, we believe that public equity investors and market analysts could view us less favorably if we remain externally-advised, and as a result our shares could trade at a discount to other Listed REITs. For these reasons, we have determined that the internalization of the Advisor through the Amended Merger would be in our best interests and the best interests of our stockholders. Although it is our present intention to List our common shares, there can be no assurance that we will determine to List or that market conditions will be appropriate for a Listing. Even if a Listing occurs in the future, we cannot assure you that an active trading market for our common shares will develop or, if it develops, that any such market will be sustained or at what price our common shares will trade.

For the foregoing reasons, we believe that it is important to become self-advised. For additional reasons why the Amended Merger has been proposed, see "Proposal I -- The Amended Merger Proposal -- Reasons for Becoming Self-Advised"; "-- Background of the Amended Merger Proposal"; and "-- Recommendations of the Special Committee and the Board of Directors."



QUESTION:

Why aren't we conducting an Underwritten Offering or a Listing in connection with the Amended Merger as we had proposed to do in connection with the Original Merger?

(Question 5: pg 4)


ANSWER:

We believe that the completion of the internalization of the Advisor is a necessary step in the process of becoming Listed, with or without a concurrent underwritten offering. In addition, we believe that our continued focus on the stabilization of our portfolio, especially with regard to certain of our properties which we have been repositioning and/or renovating, is necessary to provide us with the flexibility to successfully complete a Listing in the future. We believe that the internalization of the Advisor and continued stabilization of our portfolio will enhance our ability to successfully complete a Listing in the future. Since the determination as to the appropriate time to proceed with a Listing is primarily driven by market demand and conditions, it is our intent to position ourselves to respond to market conditions reasonably promptly. We may undertake an underwritten offering or may List at any time after consummation of the Amended Merger. It is our present intention to complete a Listing prior to December 31, 2007. Accordingly, we are soliciting your approval of the Amended Merger Proposal, the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal, in part, because we believe that the implementation of these proposals will allow us to compare more favorably with Listed REITs in the event of a Listing.



QUESTION:

What is the effect of the Amended Merger?

(Question 6: pgs 4 - 5, 35 - 36, 47 - 75)

Risk Factors:
(pgs 19 - 20, 21)


ANSWER:

If the conditions to the consummation of the Amended Merger are satisfied, including approval of the Amended Merger by our stockholders and certain other conditions, certain of which are waivable by us in our sole discretion, the Advisor will merge with us by merging with and into Acquisition Sub. As a result of the Amended Merger, Acquisition Sub will be the surviving company (the "Surviving Company") and will remain our wholly-owned subsidiary, and we will become self-advised. Accordingly, we no longer will pay any advisory or other fees under the Advisory Agreement. We will, however, be obligated to pay fees under a transition services agreement that we will enter into with CNL Financial Group, Inc. ("CFG") or one of its Affiliates (as defined in the proxy statement) in connection with the Amended Merger, the form of which has been agreed upon and approved by the Special Committee and the Board. In addition, we will pay directly for the overhead that the Advisor incurred prior to the Amended Merger in providing such services to us.

In the Amended Merger, all of the outstanding shares of capital stock of the Advisor will be converted into the right to receive 3.6 million of our common shares, which total number of shares was calculated by dividing $72 million by the Per Share Price, and all of the outstanding shares of capital stock of the Advisor shall thereupon cease to be outstanding and shall be canceled, retired and cease to exist. Under the Amended Merger

Agreement, the parties agreed that the "Per Share Price" for our shares to be issued in the Amended Merger would be $20 per share, subject to adjustment in certain limited circumstances. In addition, at the closing of the Amended Merger, (i) if the Closing Date (as defined in the proxy statement) is on or before June 30, 2006, we will assume and repay a promissory note issued by the Advisor to Five Arrows Realty Securities II L.L.C. ("Five Arrows") (which note, as of the date of this proxy statement, has an outstanding principal balance of $7.750 million) (the "Five Arrows Note"), or (ii) if the Closing Date is after June 30, 2006, we will assume and repay a promissory note to be issued by the Advisor to CNL Real Estate Group, Inc. ("CREG") or its Affiliate (as defined in the proxy statement) in the principal amount of $7.625 million (the "Advisor Affiliate FARS Note"). The Advisor Affiliate FARS Note, if issued, will evidence a loan made by CREG or its Affiliate to the Advisor solely to enable the Advisor to pay the final principal installment under the Five Arrows Note due on June 30, 2006. As a result of the Amended Merger, certain of our officers and directors and their respective Affiliates who own interests in the Advisor will receive our common shares (and cash in lieu of any fractional shares). Upon consummation of the Amended Merger, certain of the Advisor's officers will become our officers, and its other employees at that time are expected to become our employees. If the Amended Merger is consummated, the Advisory Agreement will be terminated and we will become self-advised. See "Proposal I --The Amended Merger Proposal -- Reasons for Becoming Self-Advised"; "-- Background of the Amended Merger Proposal"; and "--Description of the Amended Merger."

In the event that the Amended Merger is consummated, your ownership of our common shares will be diluted as a result of the new issuance of 3.6 million of our common shares to the stockholders of the Advisor (representing approximately 2 percent of our outstanding common shares as of the date of the proxy statement). In addition, we have entered into the Employment Agreements, pursuant to which we will issue long-term incentive stock awards in the form of stock units under the terms of an omnibus program to be administered by our Compensation Committee. To the extent such awards vest, you will be subject to additional dilution of your ownership interest. The Employment Agreements will be effective as of the effective time of the Amended Merger. See "Risk Factors -- Our Earnings Per Share Will Decrease as a Result of the Amended Merger"; and "-- Certain of Our Officers and Directors Have Potential Conflicts of Interests."



QUESTION:

How was the amount of the consideration for the Amended Merger determined?

(Question 7: pgs 5, 12 - 13)

Proceedings and Recommendations of the Special Committee and the Board:
(pgs 36 - 41)

Opinion of Lehman Brothers:
(pgs 42 - 47)


ANSWER:

The consideration for the Amended Merger was determined based upon negotiations between the Special Committee (as defined below) and the Advisor, in consultation with their respective financial advisors and legal counsel. Certain of our directors also serve on the board of directors of the Advisor, all of our officers are also officers of the Advisor, and certain of our directors and officers, directly or indirectly, hold shares of the capital stock of the Advisor that, in the aggregate, constitute more than a majority of the outstanding capital stock of the Advisor. These relationships result in such Board members and officers having interests in the consummation of the Amended Merger that potentially conflict with your interests and the interests of our company. Accordingly, the Board established a special committee, which currently consists of Jack F. Kemp, Craig M. McAllaster and Robert E. Parsons, Jr., three of our "Independent Directors" (as such term is defined in the proxy statement) (the "Special Committee"). The members of the Special Committee have no economic interest in the consummation of the Amended Merger. The Special Committee was authorized to:

* review and evaluate the terms and conditions of the Amended Merger Agreement and determine the continued advisability of our acquisition of the Advisor;

* if the Special Committee deems it appropriate or advisable, negotiate the price, structure, form, terms and conditions of any such transaction and of any definitive agreements in connection therewith;

* determine whether any such transaction is fair to, and in the best interests of, our company and our stockholders and make a recommendation to the Board; and

* hire such independent legal counsel, financial and other advisors and agents as the Special Committee deems necessary or desirable to evaluate any such transaction.

Pursuant to this authority, the Special Committee retained Lehman Brothers Inc. ("Lehman Brothers") to advise the Special Committee as to whether the consideration to be paid by us in the Amended Merger, is fair, from a financial point of view, to us. Lehman Brothers also advised, and rendered a fairness opinion to, the Special Committee in connection with the Original Merger. The consideration in the Amended Merger consists of the Amended Merger Consideration (as defined in "Summary of the Amended Merger -- Consideration to be Paid in the Amended Merger") and the assumption and repayment of the Five Arrows Note or the Advisor Affiliate FARS Note, as the case may be. After receipt of the written opinion from Lehman Brothers (the "Lehman Brothers Opinion" or the "Opinion") that, as of April 3, 2006, and based upon and subject to certain matters stated therein, the consideration to be paid by us in the Amended Merger, is fair to us from a financial point of view, and after due deliberation and consideration of various other factors, the Special Committee unanimously recommended to the Board that it approve the Amended Merger Agreement, the Amended Merger and the documents and transactions expressly contemplated by the Amended Merger Agreement. After careful consideration and upon the recommendation of the Special Committee, the Board approved the Amended Merger Agreement, the Amended Merger and the other documents and transactions expressly contemplated by the Amended Merger Agreement (with Messrs. Seneff, Bourne, Hutchison and Griswold, each of whom directly or indirectly owns stock of the Advisor, recusing himself and abstaining from voting). The Board and the Special Committee believe that the terms of the Amended Merger Agreement, the Amended Merger and the other transactions expressly contemplated by the Amended Merger Agreement are advisable, fair and reasonable and in our best interests and the best interests of our stockholders.



QUESTION:

How many shares are authorized under the 2004 Omnibus Long-Term Incentive Plan?


ANSWER:

Subject to adjustment under the terms of the 2004 Omnibus Long-Term Incentive Plan, the maximum aggregate number of common shares that may be (i) issued under the 2004

Omnibus Long-Term Incentive Plan pursuant to the exercise of Options, (ii) issued pursuant to Restricted Stock Awards, Deferred Shares or Performance Shares, and (iii) covered by Stock Appreciation Rights, is 5,000,000 common shares.



QUESTION:

How does the Board recommend that I vote on each of these various proposals at the Special Meeting?

(Question 15: pg 8)

Amended Merger Proposal:
(pgs 18, 41- 42, 78)

Majority Vote Charter Proposal:
(pg 87)

Two-Thirds Vote Charter Proposal:
(pg 90)


ANSWER:

The Board recommends that you vote "FOR" (i) the Amended Merger Proposal, (ii) the Majority Vote Charter Amendment Proposal, and (iii) the Two-Thirds Vote Charter Amendment Proposal. In addition, the Board also requests that you give us your proxy to vote in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting, including proposals to adjourn the Special Meeting with respect to those proposals for which insufficient votes to approve were cast, and with respect to such proposals, to permit further solicitation of proxies by the Board.



QUESTION:

How will the proxies be voted?

(Question 21:
pgs 9 - 10)

Amended Merger Proposal:
(pgs 77 -78)

Majority Vote Charter Proposal:
(pg 87)

Two-Thirds Vote Charter Proposal:
(pg 90)


ANSWER:

Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Special Meeting in accordance with the directions of the stockholder signing the proxy. If no directions are specified, the proxy will be voted "FOR":

* the approval of the Amended Merger Proposal;

* the approval of the Majority Vote Charter Amendment Proposal; and

* the approval of the Two-Thirds Vote Charter Amendment Proposal.

In addition, the proxy will be voted in the discretion of the proxy holders on any other matters that properly may be presented at the Special Meeting including proposals to adjourn the Special Meeting with respect to proposals for which insufficient votes to approve were cast and, with respect to such proposals, to permit further solicitation of proxies by the Board.



QUESTION:

Whom should I call with questions about the Amended Merger or the other proposals being voted on at the Special Meeting?

(Question 23: pg 10)


ANSWER:

You should call our proxy solicitor, D.F. King & Co., Inc. at 1-800-758-5880 (toll free).